                                               --------------------------------
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  AKSYS, LTD
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                  AKSYS, LTD.
                              Two Marriott Drive
                         Lincolnshire, Illinois 60069
                                (847) 229-2020

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                April 20, 2000

   The Annual Meeting of Stockholders of Aksys, Ltd., a Delaware corporation (the "Company"), will be held on Thursday, April 20, 2000, at 2:00 p.m. local time (the "Annual Meeting") at the Marriott Lincolnshire Resort located at Ten Marriott Drive, Lincolnshire, Illinois, for the purpose of:

     (1) Electing one Class I Director to serve until the annual meeting of stockholders in 2003 or until his successor is duly elected and qualified or until his earlier removal or resignation; and

     (2) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   The Board of Directors has fixed the close of business on March 2, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Our 1999 Annual Report to stockholders, which includes audited financial statements, is enclosed.

                                          By Order of the Board of Directors

                                          /s/ Steven A. Bourne
                                          Steven A. Bourne
                                          Assistant Secretary

March 23, 2000


 Your vote is important. Even if you expect to attend the Annual Meeting, please promptly complete, sign and return the enclosed proxy card. A self-addressed envelope is enclosed for your convenience, and no postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their Proxies and vote in person if they so desire.

                                  AKSYS, LTD.
                              Two Marriott Drive
                         Lincolnshire, Illinois 60069
                                (847) 229-2020

                                                                 March 23, 2000

Dear Aksys stockholder:

   You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Aksys, Ltd. The meeting will be held on Thursday, April 20, 2000, at 2:00 p.m. local time at the Marriott Lincolnshire Resort located at Ten Marriott Drive, Lincolnshire, Illinois.

   The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting. At the conclusion of the formal part of the meeting, we will report on current industry conditions and recent developments at Aksys. Members of the Board of Directors and our senior management team, as well as representatives from our independent auditors, will be present to discuss the affairs of Aksys and answer any questions you may have.

   Enclosed is our Annual Report for the year ended December 31, 1999, and a 2000 Proxy Statement and proxy card. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the meeting, you may withdraw your proxy if you wish to vote in person.

   On behalf of the Board of Directors and management of Aksys, I would like to thank you for your continuing support and I look forward to seeing you on April 20.

                                          Sincerely,

                                          /s/ William C. Dow
                                          William C. Dow
                                          President and Chief Executive
                                          Officer

                                  AKSYS, LTD.
                              Two Marriott Drive
                         Lincolnshire, Illinois 60069
                                (847) 229-2020

                                PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                APRIL 20, 2000

   This Proxy Statement contains information related to the annual meeting of stockholders of Aksys, Ltd., a Delaware corporation (the "Company"), that will be held on Thursday, April 20, 2000 at 2:00 p.m. local time, at the Marriott Lincolnshire Resort (the "Annual Meeting"). The enclosed proxy is solicited by the Company's Board of Directors. The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the meeting on or about March 23, 2000.

   All outstanding shares of the Company's common stock (the "Common Stock") represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy card on each matter to be submitted to stockholders. If no instructions are given, the shares will be voted for the election to the Board of Directors of the Company of the nominee indicated below. Returning a completed proxy card will not prevent you from voting in person at the Annual Meeting should you be present and desire to vote. In addition, a proxy may be revoked at any time prior to its exercise either by giving written notice of revocation to the Company or by submission of a later-dated proxy.

   Stockholders of record of the Common Stock at the close of business on March 2, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. On such date, the Company had 15,236,587 issued and outstanding shares of Common Stock held by approximately 4,800 record holders. A list of our stockholders will be available for examination by stockholders of the Company, for any purpose germane to the Annual Meeting, at our headquarters for a period of ten days prior to the meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. At the Annual Meeting, an inspector of election will determine the presence of a quorum and tabulate the voting results. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the "DGCL"), properly executed proxies marked "abstain" as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes") will be considered present for the purposes of determining whether a quorum is in attendance at the Annual Meeting.

   Directors are elected by a majority vote, and as a result the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be able to elect the Class I director nominee. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. A properly executed proxy marked "WITHHOLD," a "broker non-vote," or an abstention will have the effect of a vote against the nominee listed below. For any other matters, except as required by law, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the matter will be required for approval. Abstentions are treated as present and entitled to vote under the DGCL and therefore have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

                             ELECTION OF DIRECTORS

   The Board of Directors presently consists of six directors divided into three classes, with each class serving a three-year term. The stockholders elect approximately one-third of the Board of Directors each year. Mr. K. Shan Padda has served as a director of the Company since February 1998, but has decided not to stand for re-election at the Annual Meeting. The Board would like to thank Mr. Padda for his services. Effective after the Annual Meeting, the Board of Directors will be comprised of five directors. The Board of Directors has nominated and recommends the election of the director named below to serve a three-year term as a Class I Director or until his successor is elected and qualified or until his earlier removal or resignation. If the nominee becomes unavailable to serve for any reason or should a vacancy occur before the Annual Meeting (which events are not anticipated), the Board may substitute another person as a nominee or may increase or decrease the number of nominees to such extent as they shall deem advisable. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

   At present, no cash compensation or fees are payable to directors of the Company, other than reimbursement for reasonable travel expenses incurred in attending Board and Board committee meetings. However, under our 1996 Stock Awards Plan, each newly elected non-employee director receives an option to purchase 5,000 shares of Common Stock. Also, on the later of June 30 of each year and the day next following each annual meeting of stockholders of the Company, each non-employee director receives an option to purchase a number of shares of Common Stock equal to (i) 1,250 multiplied by (ii) the number of calendar quarters in the preceding twelve months in which such director served the Company. These option grants vest and become exercisable immediately upon grant, permitting the holder to purchase shares at their fair market value on the date of grant, which was $5.8125 in the case of annual options granted in 1999. Unless earlier terminated, forfeited or surrendered pursuant to the plan, each option granted will expire on the tenth anniversary date of the grant.

                             Election of Directors
                   For Term Expiring at 2003 Annual Meeting
                                    Class I

Richard B. Egen, 61                                Director since November 1997

   Richard B. Egen has been Chairman of the Board of Directors since May 1999. Since January 1997, Mr. Egen has served as President and Chief Executive Officer of NephRx Corporation, a biotechnology company that is developing technology for kidney growth factors. From January through December 1996, Mr. Egen was an independent business consultant. From 1989 to 1995, Mr. Egen was President and Chief Executive Officer of Clintec International, a joint venture owned by Baxter International Inc. and Nestle S.A. Clintec International was engaged in the development of clinical nutrition products. Prior to working at Clintec International, Mr. Egen held various senior management positions during his fifteen-year career with Baxter International Inc., including corporate Senior Vice President. Mr. Egen serves as a director of Optical Sensors Incorporated.

                             Continuing Directors
                   For Term Expiring at 2001 Annual Meeting
                                   Class II

William C. Dow, 53                                Director since September 1999

   William C. Dow was appointed President and Chief Executive Officer and a director of the Company in September 1999. From August 1997 until joining the Company in September 1999, he served as President and Chief Executive Officer of PLC Systems Inc., a manufacturer of lasers used in cardiac surgery. From 1993 to 1997, he served as President and Chief Executive Officer of Deknatel Snowden Pencer Worldwide, Inc., a $100 million medical device manufacturer that became a manufacturing and marketing subsidiary of Genzyme Corporation in 1996. Mr. Dow has over 25 years of experience in the medical device and service industry having held various positions in sales, marketing, distribution and general management with Griffith Micro Science, Kendall, Terumo and American Hospital Supply. Mr. Dow is a graduate of the United States Naval Academy with a Bachelor of Science in Engineering and served as both a pilot and a Supply Corps officer in the U.S. Navy. Mr. Dow serves as a director of PLC Systems Inc.

W. Dekle Rountree, Jr., 58                            Director since April 1993

   From April 1993 until his retirement in July 1998, W. Dekle Rountree, Jr. served as President and Chief Executive Officer of AcroMed Corporation, a company that designs and manufactures orthopedic spinal devices. Prior to this position, Mr. Rountree was Executive Vice President and Chief Operating Officer of BOC Health Care, a company that provides products and services for critical care in the hospital and home. Mr. Rountree has headed OHMEDA, a division of BOC Health Care, and has held multiple management positions with Baxter Travenol Laboratories, including President of the Artificial Organs (Renal) Division.

                             Continuing Directors
                   For Term Expiring at 2002 Annual Meeting
                                   Class III

Peter H. McNerney, 49                                 Director since April 1993

   Since July 1992, Mr. Peter H. McNerney has been a general partner of the general partner of Coral Partners II (a venture capital fund) and a general partner of the general partner of Coral Partners IV (also a venture capital fund). Mr. McNerney is also the Executive Vice President of Coral Group, Inc., a manager of venture capital partnerships. From 1989 through June 1992, Mr. McNerney was a Managing Partner of The Kensington Group, a provider of management services to health care companies. From 1975 through 1986, Mr. McNerney held various management positions with Baxter Travenol Laboratories in the United States, Europe and the Far East. Mr. McNerney is a director of Biomira, Inc. and Cerus Corporation.

Bernard R. Tresnowski, 67                             Director since April 1996

   Bernard R. Tresnowski served from December 1981 until his retirement in December 1994 as the President and Chief Executive Officer of the Blue Cross and Blue Shield Association, the national coordinating body for all Blue Cross and Blue Shield Plans. He has also held various other leadership positions in the healthcare industry, including President of the International Federation of Health Service Funds, Member of the Jackson Hole Group, Principal of the Dunlop Group of Six, Member of the Secretary of Health and Human Services Private/Public Sector Advisory Committee on Catastrophic Illness, Co-Chairman of the Secretary of Health and Human Services Work Group on Electronic Data Interchange and Member of the American Medical Association National Health Policy Steering Committee. Mr. Tresnowski is a director of Alexian Brothers Medical Center and the Medic Alert Foundation.

Committees and Directors' Meetings

   The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Company does not have a standing nominating committee or other committee performing similar functions. The entire Board of Directors currently is responsible for filling vacancies on the Board as they occur and recommending candidates for election as directors at the annual meetings of stockholders. The Company's Bylaws, however, provide a procedure for stockholders to recommend candidates for director at an annual meeting. For more information see "Stockholder Proposals and Nominations" (Page 11). The Compensation Committee, which currently consists of Messrs. Egen, McNerney and Rountree, is responsible for approving (or at the election of the Compensation Committee, recommending to the Board) compensation arrangements for officers and directors of the Company and administering the stock option and benefit plans.

   The Audit Committee, which currently consists of Messrs. McNerney, Padda and Tresnowski, is responsible for selecting (or at the election of the Audit Committee, recommending to the Board) the independent auditors of the Company, overseeing the audit and non-audit activities of both the independent auditors and the Company's internal audit staff, evaluating the independent auditors, and reviewing the scope of the annual audit with management and the independent auditors.

   The Board of Directors held 8 meetings during 1999. The Audit Committee held 1 meeting and the Compensation Committee held 8 meetings during 1999. Each of the directors attended at least 75% of the meetings of the Board and the committees on which they served, except Mr. Padda attended four Board meetings.

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee are Messrs. Egen, McNerney and Rountree. No officers or employees of the Company currently serve, or during the last completed fiscal year did serve, on the Compensation Committee.

Certain Relationships and Related Transactions

   The Company entered into a consulting agreement in December, 1998 (the "Agreement") with one of its non-employee directors, Richard B. Egen. Mr. Egen performed certain strategic planning work for the Company, and during 1999 devoted approximately four days per month to the consulting arrangement. As compensation for his services, Mr. Egen received $1,000 per day for work performed, plus stock options related to the number of workdays devoted to the Company. Options are immediately vested and exercisable, and range from 500 to 1,000 options per day of consulting. For the year ended December 31, 1999, Mr. Egen received from the Company $44,500 and fully vested options for 29,750 shares. The Agreement expired on December 31, 1999.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

   Except as otherwise noted, the following table sets forth certain information as of March 2, 2000, as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by (i) each of the directors of the Company, (ii) the director nominee, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock referenced in the following table (including those shares of Common Stock which were issuable pursuant to the exercise of options which vest within 60 days of March 2, 2000) has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Except as indicated below, the address for each such person is c/o Aksys, Ltd., Two Marriott Drive, Lincolnshire, Illinois, 60069.

Name of Beneficial Owner               Beneficially Owned Percentage Owned(/1/)
------------------------               ------------------ ----------------
Coral Partners(/2/)...................     4,352,894            28.6%
 Suite 3510
 60 South Sixth Street
 Minneapolis, MN 55402

Sutter Hill Ventures(/3/).............     1,064,833             7.0%
 Suite A-200
 755 Page Mill Road
 Palo Alto, CA 94304

William C. Dow(/4/)...................        56,250               *

Lawrence H.N. Kinet(/5/)..............       520,716             3.3%

Bruce E. Dobsch(/6/)..................        82,292               *

Richard B. Egen(/7/)..................        54,500               *

Peter H. McNerney(/2/)................     4,428,351            29.0%

K. Shan Padda(/8/)....................        12,500               *

W. Dekle Rountree, Jr.(/9/)...........        57,500               *

Bernard R. Tresnowski(/10/)...........        22,250               *

All directors and executive officers
 as a group (8 persons)(/11/).........     5,234,359            32.8%

--------
*Less than one percent of the Issued and Outstanding Shares of Common Stock of
    the Company.
(1) Based upon the number of shares of Common Stock outstanding and entitled to be voted at the Annual Meeting as of the Record Date.
(2) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2000. Amounts shown represent the aggregate number of shares held by Coral Partners II, L.P. ("Coral Partners II") and Coral Partners IV, L.P. ("Coral Partners IV"). Peter H. McNerney, a director of the Company, Yuval Almog and Linda L. Watchmaker are general partners of Coral Management Partners II (which is the general partner of Coral Partners II) and thus may be deemed to have beneficial ownership of the Common Stock held by Coral Partners II. Messrs. McNerney and Almog are general partners of Coral Management Partners IV (which is the general partner of Coral Partners IV) and thus may be deemed to have beneficial ownership of the Common Stock held by Coral Partners IV. Messrs. McNerney and Almog and Ms. Watchmaker disclaim beneficial ownership of such shares of Common Stock held by Coral Partners II and Coral Partners IV except to the extent of their pecuniary interest in such shares. In addition, Mr. McNerney beneficially owns 75,457 shares of Common Stock which are not owned by Coral Partners II or Coral Partners IV, including 20,000 shares of Common Stock subject to options exercisable within 60 days.

(3) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000.
(4) Represents 56,250 shares of Common Stock subject to options exercisable within 60 days.
(5) Includes 448,800 shares of Common Stock subject to options exercisable within 60 days.
(6) Includes 75,000 shares of Common Stock subject to options exercisable within 60 days.
(7) Includes 47,500 shares of Common Stock subject to options exercisable within 60 days.
(8) Represents 12,500 shares of Common Stock subject to options exercisable within 60 days.
(9) Includes 20,000 shares of Common Stock subject to options exercisable within 60 days.
(10) Includes 21,250 shares of Common Stock subject to options exercisable within 60 days.
(11) Includes 701,300 shares of Common Stock subject to options exercisable within 60 days.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

   The table below provides information relating to compensation for the Chief Executive Officer and the other executive officers of the Company described below (collectively, the "Named Executive Officers") for the indicated periods. The amounts shown include compensation for services in all capacities that were provided to the Company.

                                                                  Long-Term
                                                                 Compensation
                                     Annual Compensation            Awards
                              ---------------------------------- ------------
                                                                  Securities
Name and Principal             Salary   Bonus     Other Annual    Underlying     All Other
Position                 Year   ($)      ($)    Compensation ($) Options (#)  Compensation ($)
------------------       ----  ------  -------- ---------------- ------------ ----------------
William C. Dow(/1/)..... 1999 $ 73,864 $110,000       -0-          450,000        $ 14,130
 President and Chief
 Executive Officer

Bruce E. Dobsch(/2/).... 1999 $199,387 $ 80,000       -0-          175,000        $ 52,711
 Executive Vice
 President,              1998 $ 39,109      -0-       -0-          100,000        $  3,104
 Chief Technical Officer

Lawrence H.N.
 Kinet(/3/)............. 1999 $175,000      -0-       -0-              -0-        $140,033
 Former President and    1998 $275,000 $ 13,125       -0-              -0-        $    835
 Chief Executive Officer 1997 $262,500 $  6,250       -0-              -0-        $    402

--------
(1) Mr. Dow joined Aksys in September 1999 at an annual salary of $300,000. Effective January 1, 2000, his base salary was increased to $310,000. During 1999, Mr. Dow received a signing bonus of $50,000 and an additional guaranteed bonus of $60,000. Other compensation of $14,130 represents reimbursement of relocation costs.
(2) Mr. Dobsch joined the Company on October 12, 1998, at an annual salary of $175,000. Effective February 1, 1999, his base salary was increased to $200,000. Other compensation represents temporary living costs paid by the Company on Mr. Dobsch's behalf. In January 1999, Mr. Dobsch's previously awarded options to purchase 100,000 shares of Common Stock were replaced with options to purchase 175,000 shares. All options awarded to Mr. Dobsch had a term of ten years and were granted at fair market value at the time of grants ($4.50 for options awarded in October 1998 and $4.75 for options awarded in January 1999). Certain of these options vest over a four-year period and others, subject to accelerated vesting upon achievement of development milestones, vest over a nine-year period. The 1999 option grants to Mr. Dobsch, including the replacement options, were intended to further incentivize him as a key executive and to align his interests with those of the stockholders.
(3) Mr. Kinet served as President and Chief Executive Officer until September 1999, at an annual base salary of $275,000. At the time of his separation from the Company, Mr. Kinet received a lump-sum severance payment of $137,500 and health insurance premiums that the Company paid on his behalf ($2,120), which is included in Other Compensation for 1999. Also included in Other Compensation is the amount contributed by the Company to the 401(k) account of Mr. Kinet. In addition, Mr. Kinet will continue to serve as a consultant to the Company under a consulting agreement that expires in September 2001. Mr. Kinet's remaining stock options will expire if not exercised prior to September 2001.

Stock Option Grants

   The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         Individual Grants
                         --------------------------------------------------
                                      Percent of
                                        Total
                                       Options
                          Number of   Granted to
                         Securities   Employees
                         Underlying       in
                           Options      Fiscal   Exercise Price  Expiration Grant Date
Name                     Granted (#)     1999    (Per Share) (1)  Date (2)  Value (3)
----                     -----------  ---------- --------------- ---------- ----------
William C. Dow..........   450,000       47.6%       $5.313       10/4/09   $1,223,633
Bruce E. Dobsch.........   175,000(4)    18.5%       $ 4.75       1/13/09   $  425,432
Lawrence H.N. Kinet.....       -0-        -0-           --            --           --

--------
(1) Options were granted at an exercise price equal to the closing sales price of the Company's Common Stock on the date of grant on the Nasdaq National Market.
(2) Options granted to the Named Executive Officers are subject to vesting and, accordingly, may expire before the dates indicated. Options generally vest over a four-year period.
(3) The estimated present value at grant date of options granted during fiscal 1999 has been calculated using the Black-Scholes options pricing model, based upon the following assumptions: estimated time until exercise of five years; a risk-free interest rate of 6.2%; a volatility rate of 50%; and an expected dividend yield of 0%. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."
(4) See Note 2 to the Summary Compensation Table above.

Stock Option Holdings

   The following table sets forth information with respect to the Named Executive Officers concerning stock options held as of December 31, 1999.

                   Aggregated Fiscal Year-End Option Values

                                      Number of Securities  Value of Unexercised
                                     Underlying Unexercised In-the-Money Options
                                           Options at         at Fiscal Year-
                                      Fiscal Year-End (#)        End ($)(1)
                                     ---------------------- --------------------
                                          Exercisable/          Exercisable/
Name                                     Unexercisable         Unexercisable
----                                 ---------------------- --------------------
William C. Dow......................       -0-/ 450,000               -0-/-0-
Bruce E. Dobsch.....................     50,000/125,000        $6,250/$15,625
Lawrence H.N. Kinet.................        448,800/-0-        $2,113,085/-0-

--------
(1) Options are considered "in the money" if the fair market value of the underlying securities exceeds the exercise price of the options. The year-end values represent the difference between the fair market value of the common stock subject to the options (the stock's closing price as reported on the Nasdaq National Market was $4.875 on December 31, 1999), and the exercise price of the options. Option exercise prices for Messrs. Dow, Dobsch and Kinet are $5.313, $4.75 and $0.1667, respectively.

Severance Agreements

   The Company has entered into a severance, confidentiality and noncompetition agreement with Messrs. Dow and Dobsch. The agreements provide for a non-competition period of two years following employee's resignation or termination by the Company for cause or for one year following termination by the Company without cause or due to disability. Severance payments are provided for in the event of termination without cause or due to a disability. Such severance payments equal the aggregate base salary for the prior six months before termination in the case of Mr. Dobsch and the aggregate base salary for the prior twelve months before termination in the case of Mr. Dow. Customary ownership of intellectual property and confidentiality provisions are also contained in these agreements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following Compensation Committee Report on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent specifically incorporated. The material set forth below is a report submitted by the Compensation Committee regarding compensation policies and programs for executive officers for fiscal year 1999.

Compensation Philosophy and Executive Compensation Objectives

   The management compensation program is designed to reward outstanding performance and results. The compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide fully competitive levels of compensation--at expected levels of performance--in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the executives and stockholders such that a significant portion of compensation is directly linked to maximizing stockholder value.

   In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the short-term and long-term success. As such, the Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance. To accomplish these objectives, the Compensation Committee has structured the executive compensation program with three primary underlying components: base salary, annual incentives and long-term incentives (such as stock options). The following sections describe these elements of compensation and discuss how each component relates to the overall compensation philosophy.

Base Salary Program

   The base salary program is based on a philosophy of providing base pay levels that are competitive with other development stage companies in the medical device industry. The Company periodically reviews its executive pay levels to ensure consistency with similarly positioned companies in such industry.

   Annual salary adjustments are based on several factors: the general level of market salary increases, individual performance and long-term value provided to the Company, competitive base salary levels and the Company's overall results.

Annual Bonus

   Annual bonuses are intended to (1) reward key employees based on Company and individual performance, (2) motivate key employees and (3) provide pay-for-performance cash compensation opportunities to participants. The criteria for bonus payments are based on the achievement of the specific development and Company milestones established by the Compensation Committee at the beginning of fiscal 1999.

Long-Term Incentives

   Long-term incentives are designed to focus the efforts of key employees on the long-term goals of the Company and to maximize total return to the stockholders of the Company. The Committee has relied solely on stock option awards to provide long-term incentive opportunities. Stock options align the interests of key employees and stockholders by providing value to the key employee through stock price appreciation only. Stock options issued to employees generally have a ten-year term before expiration and are fully exercisable within four years of the grant date. Mr. Dow was awarded 450,000 options upon joining the Company in 1999.

Fiscal 1999 Actions

   The compensation for Messrs. Dobsch and Kinet for fiscal 1999 was determined in the manner described above and no particular quantitative measures were used by the Compensation Committee in determining their compensation except as so described.

   In fiscal 1999, Mr. Dobsch was awarded an incremental 75,000 incentive stock options and Mr. Kinet was not granted any additional stock option awards. Mr. Dobsch's base salary in 1999 was raised from $175,000 to $200,000, Mr. Kinet's 1999 base salary remained at the same level established in 1998, or $275,000 per annum. Also in 1999, Mr. Dobsch received bonuses totaling $80,000 for achieving agreed-upon objectives.

Compensation of Mr. Dow

   In an effort to attract Mr. Dow as the Company's new Chief Executive Officer, the Committee offered him a $300,000 starting base salary and guaranteed 1999 bonus of $60,000, awarded him incentive stock options to purchase 450,000 shares of Common Stock, and paid him a $50,000 signing bonus. The compensation for Mr. Dow, who became the Chief Executive Officer in September 1999, was primarily established through negotiation and the Committee's consideration of various factors, including the Committee's understanding of competitive compensation for similarly situated executives in the Company's industry.

Deductibility of Executive Compensation

   Section 162(m) of the Internal Revenue Code generally disallows deductions to public companies for executive compensation in excess of $1 million to the chief executive officer and other named executive officers. The Company's policy is to comply with the requirements of Section 162(m) and maintain deductibility for all executive compensation, except in circumstances where the Committee concludes on an informed basis, in good faith, and with the honest belief that it is in the best interest of the Company and the stockholders to take actions with regard to the payment of executive compensation which do not qualify for tax deductibility. In fiscal 1999, the Company did not pay compensation to any executive that was subject to Section 162(m).

                            Compensation Committee
                                Richard B. Egen
                               Peter H. McNerney
                            W. Dekle Rountree, Jr.

                               PERFORMANCE GRAPH

   The following graph compares our cumulative total stockholder return since the Common Stock became publicly traded on May 17, 1996 with the Nasdaq Total Return Index and an index of certain companies selected by the Company as comparative to the Company in that each is or recently has been a development stage manufacturer of medical devices. The graph assumes that the value of the investment in the Common Stock and each index was $100.00 on May 17, 1996.

                        Comparison of Our Common Stock,
           The Nasdaq Total Return Index and a Peer Group Index (1)


                                     5/17/96 12/31/96 12/31/97 12/31/98 12/31/99
                                     ------- -------- -------- -------- --------
   Aksys, Ltd.......................   100      54       36       27       30
   Nasdaq Total Return Index........   100     104      128      179      324
   Peer Group Index.................   100      85      104       74       38

--------
(1) The companies selected to form the Company's industry peer group index are Conceptus, Minntech, Novoste, Optical Sensors, Sabratek and Urologix. The Company previously included Cardiac Pathways, CardioGenesis, Endovascular Technologies, FemRx and Heartstream in its peer group index but no longer does so due to the acquisition of those companies during fiscal years 1999, 1998 and 1997. Total returns are based on weighted market capitalization at May 17, 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of shares of the Common Stock with the Securities and Exchange Commission (the "SEC"). Directors, officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports received by it, or written representations that no Forms 5 were required, the Company believes that, from January 1, 1999 through December 31, 1999, its directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                             INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of its Audit Committee, has selected KPMG LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 2000. Representatives of KPMG are expected to be present at the Annual Meeting for the purpose of making a statement, should they so desire, and responding to stockholder questions.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

   Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the 2001 annual meeting of stockholders must be received by the Company on or before the close of business on November 21, 2000. Such proposals should be submitted by certified mail, return receipt requested.

   The Company's Bylaws provide that a stockholder wishing to nominate directors for election or to bring any other matter before an annual meeting of stockholders must give written notice to the Company's Secretary not less than 60 days nor more than 90 days prior to the meeting and that such notice must meet certain other requirements. The Board will consider individuals recommended for nomination by stockholders of the Company. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the entire Board for its consideration. The recommendation must be accompanied by the consent of the individual nominated to be elected and to serve. In addition, the Bylaws of the Company require that advance notice of a stockholder's nomination of a person for the election to the Board of Directors (as distinguished from a stockholder's recommendation to the Board) be given to the Secretary of the Company no later than 60 days and no more than 90 days before an annual meeting of stockholders; however, if the date of the annual meeting is changed from 30 days from the first anniversary date of the preceding year's annual meeting, notice by stockholders must be received no later than the close of business on the tenth day following the earlier of the date on which notice was mailed or public announcement of the meeting was made. Such notice must include (i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to the stockholder giving the notice, (A) the name and address of such stockholder as they appear on the Company's books and (B) the number of shares of Common Stock which are beneficially owned by such stockholder and which are owned of record by such stockholder; and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the number of shares of Common Stock which are beneficially owned by such person. Any stockholder interested in making such a nomination or proposal may request a copy of the Bylaws from the Assistant Secretary of the Company. A nomination or other proposal will be disregarded if it does not comply with the above procedures and any additional requirements set forth in the Bylaws. Please note these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC's requirements to have your proposal included in the Company's proxy statement.

   The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1999, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Assistant Secretary, Aksys, Ltd., Two Marriott Drive, Lincolnshire, Illinois 60069.

                                 OTHER MATTERS

   The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone, facsimile or other electronic means. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

   As of the date of this Proxy Statement, the Board and management do not intend to present, nor do they know of any others who intend to present, any matters at the Annual Meeting other than those disclosed in the notice of the meeting. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted by the person or persons entitled to vote the shares represented by such proxies on any such other matter in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Steven A. Bourne
                                          Steven A. Bourne
                                          Assistant Secretary

March 23, 2000

   IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

[X]  Please mark your votes as in this example.

     This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominee for Class I Director.

I Will Attend the Annual Meeting  ____

Change of Address/Comments on Reverse Side  _____

1:  Election of Director (see reverse)

     FOR  _____

     WITHHELD  ____




2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.


This proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


_________________________________________


________________________________________
Signature(s)             Date

                                  AKSYS, LTD.

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints William C. Dow and Steven A. Bourne, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Aksys, Ltd., a Delaware Company (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Marriott Lincolnshire Resort, Ten Marriott Drive, Lincolnshire, Illinois, on Thursday, April 20, 2000, at 2:00 p.m. local time, or at any adjournment or postponement thereof,with all the powers the undersigned would possess if present.


Election of Nominee for Class I Director    (change of address/comments)
Listed Hereon                               ______________________________

Nominee:  Richard B. Egen                   ______________________________

                                            ______________________________

                                            ______________________________
                                            (If you have written in the above
                                            space, please mark the corresponding
                                            box on the reverse side of this
                                            card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The above described proxies cannot vote your shares unless you sign and return this card.

                                      -2-